DATARAM

PRESS RELEASE

Dataram Contact:                      Investor Contact:
Mark Maddocks,                        Joe Zappulla
Vice President-Finance, CFO           Wall Street Investor Relations Corp.
609-799-0071                          212-681-4100
info@dataram.com                      JZappulla@WallStreetIR.com



               DATARAM REPORTS SECOND QUARTER FINANCIAL RESULTS


PRINCETON, N.J. June 18, 2003 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its second quarter ended October 31, 2003. Revenues for the second quarter were $12.6 million, an increase of $371,000 or 3 percent from the prior sequential quarter revenues of $12.3 million, and compares to revenues of $14.0 million for the second quarter of last fiscal year. The Company incurred a net loss of $163,000 or $0.02 per share in the second quarter compared to net earnings of $171,000 or $0.02 per share in the first quarter of the current fiscal year and a net loss of $253,000 or $0.03 per share in the second quarter of the previous fiscal year.


(In 000's, except         First
per share amounts)        Quarter      Second Quarter        Six Months
__________________        _______    _________________    _________________

                          FY 2004    FY 2004   FY 2003    FY 2004   FY 2003(1)
                          _______    _______   _______    _______   _______

Revenues                  $12,267    $12,638   $13,970    $24,905   $28,251

Earnings (loss)
  from operations             136       (186)     (469)       (50)   (2,640)

Net earnings (loss)           171    $  (163)  $  (253)         8    (2,075)

Earnings (loss) per share    0.02    $ (0.02)  $ (0.03)      0.00     (0.24)

(1)  Includes a pretax restructuring charge of $740,000.


Robert V. Tarantino, Dataram's chairman and CEO, commented, "We are encouraged by recent improvements in our level of business. Our order rate improved in the second quarter, particularly in the latter part of the quarter. Total bookings were approximately $15 million. The business we booked in excess of our revenues this quarter is scheduled to ship in the upcoming quarter."

Mark Maddocks, Dataram's vice president of finance and CFO, added, "Our margins in the second quarter were impacted by a rapid rise in the price of certain DRAMs. While in the long run, an increase in price levels is good for our industry, the impact of rapidly rising prices reduced our gross margin in the second quarter by approximately 2% from what it would otherwise have been as selling prices for certain orders were locked in before inventory could be obtained. Third quarter gross margins are expected to be at the historically normal level of 25% or better. Our engineering and SG&A costs decreased by approximately $120,000 on a sequential quarterly basis to approximately $3.2 million and we expect third quarter costs to remain at approximately the same level."

Mr. Maddocks continued, "Our balance sheet remains sound and we are highly liquid. Our cash and cash equivalents increased to $4.3 million as of October 31, 2003 from $2.1 million at the end of the previous fiscal quarter, primarily due to the receipt of our income tax receivable. Our current ratio has improved to 4.1 at October 31 from 2.5 at the beginning of the fiscal year."

Mr. Tarantino concluded, "We continue to see improvement in demand, albeit sporadic. We expect to continue to achieve revenue growth in the third and fourth quarter and margin levels that will support net profitability for the remainder of the fiscal year."

Dataram will conduct a conference call today at 4:30 p.m. (EST) today to present its first quarter financial results and to respond to investor questions. Interested shareholders may participate in the call by dialing 800-731-1418 and providing the following reservation number: 21166120. It is recommended that participants call 10 minutes before the conference call is scheduled to begin. The conference call can also be accessed over the
Internet through Vcall at www.vcall.com.   A replay of the call will be
available approximately one hour after the completion of the conference call through Vcall and for 24 hours by dialing 800-633-8284 or 402-977-9140 and entering the reservation number listed above.






ABOUT DATARAM CORPORATION

Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 36 years experience Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP/Compaq, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

                          Financial Tables Follow




                     DATARAM CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share amounts)
                                 (Unaudited)

                             Second Quarter Ended       Six Months Ended
                                 October 31,               October 31,
                             2003         2002          2003          2002

Revenues                  $ 12,638      $ 13,970      $ 24,905      $ 28,252
Costs and expenses:
 Cost of sales               9,632         9,770        18,450        20,510
 Engineering and development   313           400           646           782
 Selling, general and
  administrative             2,879         4,269         5,858         8,806
 Restructuring charges           -             -             -           740
                          ________      ________      ________      ________
                            12,824        14,439        24,954        30,838

Loss from operations          (186)         (469)          (49)       (2,586)

Other income (expense), net      8           (10)           57           (54)
                          ________      ________      ________      ________

Earnings (loss) before
income taxes                  (178)         (479)            8        (2,640)

Income tax benefit             (15)         (226)            -          (564)
                          ________      ________      ________      ________

Net earnings (loss)       $   (163)     $   (253)     $      8      $ (2,076)
                          ========      ========      ========      ========

Net earnings (loss)
per share:
   Basic                  $  (0.02)     $  (0.03)     $   0.00      $  (0.24)
                          ========      ========      ========      ========
   Diluted                $  (0.02)     $  (0.03)     $   0.00      $  (0.24)
                          ========      ========      ========      ========

Average number of
shares outstanding:
   Basic                     8,497         8,504         8,497         8,494
                          ========      ========      ========      ========
   Diluted                   8,497         8,504         8,709         8,494
                          ========      ========      ========      ========


                      DATARAM CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                  (Unaudited)


                                      October 31, 2003          April 30, 2003

ASSETS
Current assets:
   Cash and cash equivalents             $    4,258              $    2,500
   Trade receivables, net                     5,611                   6,292
   Income tax receivable                         50                   2,855
   Inventories                                2,407                   3,138
   Deferred income taxes                        822                     723
   Other current assets                         381                     111
   Total current assets                      13,529                  15,619
                                         __________              __________

Property and equipment, net                   3,745                   4,564

Other assets                                     50                      24
                                         __________              __________

Total assets                             $   17,324              $   20,207
                                         ==========              ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable                      $    2,694              $    3,208
   Accrued liabilities                          601                   2,978
                                         __________              __________
   Total current liabilities                  3,295                   6,186


Stockholders' equity                         14,029                  14,021
                                         __________              __________

Total liabilities and
stockholders' equity                     $   17,324              $   20,207
                                         ==========              ==========